Exhibit 1.01

Conflict Minerals Report

Of

Generac Holdings Inc.

For the Year Ended December 31, 2024

Overview

Generac Holdings Inc. (the “company,” “Generac,” “we,” or “our”) has filed this report in accordance with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (“Report”). Rule 13p-1 was adopted by the Securities and Exchange Commission (the “SEC”) to implement reporting and disclosure requirements mandated by Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Rule 13p-1 imposes reporting obligations on public companies, including us, whose manufactured final products contain one or more conflict minerals that are necessary to the functionality or production of those products. For purposes of the Rule and the related disclosures, the term “Conflict Minerals” is defined to include cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum, tungsten, and gold and are referred to in this report as “3TG.”

Generac is a leading global designer and manufacturer of energy technology solutions and other power products. Generac uses 3TG in some of our products and has undertaken to investigate their origins. As described more fully below, we examined our products for the presence of 3TG and investigated the origins of the 3TG found to be present in identified items. We also conducted a survey of our suppliers for the reporting period ending December 31, 2024 (the “Reporting Period”). Our standard supplier agreement requires compliance with the content of our Conflict Mineral Policy and applicable laws.

Our Supply Chain and Reasonable Country of Origin Inquiry

Generac manufactures and sells products that are complex, and typically contain hundreds of components and materials from suppliers worldwide. As in previous years, we have determined after review that 3TG may be contained in certain of our products manufactured or contracted for manufacture during the Reporting Period. Because of this determination, we conducted in good faith a reasonable country of origin inquiry regarding those minerals, which was reasonably designed to determine whether any of the 3TG in our products originated in the Democratic Republic of the Congo or any adjoining country (a “Covered Country”).

We identified certain suppliers that potentially supplied us with products that contained 3TG, and asked those suppliers to complete the Conflict Minerals Reporting Template (“CMRT”) issued by the Responsible Minerals initiative (“RMI”). The CMRT is regularly updated and provides a consistent framework for disclosure and communication regarding smelters and refiners within a manufacturer’s supply chain. Based on the responses received, we determined that certain of our products contained 3TG that may have originated in a Covered Country, and we performed due diligence in an effort to determine the source of these necessary conflict minerals.

Due Diligence Performed

Our due diligence framework was designed to be consistent with the Organization for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas. The due diligence measures we performed are presented below according to the five-step framework established by the OECD.

Step 1. Establish Strong Company Management Systems

Conflict Minerals Policy (“Policy”)

Generac has adopted a Policy related to our sourcing of 3TG which is available to the public in the Investor Relations, Corporate Governance Highlights of our website at www.Generac.com.

Internal Team

Generac has established a management team to lead our supply chain due diligence effort related to 3TG. Our management team includes representatives of the supply chain, legal, and finance functions and meets on an as needed basis.

Control Systems

We relied on our direct suppliers to provide information on the origin of any 3TG contained in items that they supply to us — including any 3TG supplied to them from lower tier suppliers and the origin of the smelters involved in the refining of the material.

Grievance Mechanism

Our Integrity Hotline acted as our grievance mechanism whereby employees and suppliers could report violations of our Code of Ethics and Business Conduct (“Code”). Our Code is available on our corporate website, www.Generac.com. Click on “Investors,” then “Corporate Governance.” Information on our Helpline may be found in our Code.

Step 2. Identify and Assess Risks in the Supply Chain

Our Reasonable Country of Origin Inquiry involved surveying our suppliers that we have identified through our diligence and compliance process using a survey incorporating the CMRT. The CMRT is regularly updated and we require use of the most current version in our survey. Suppliers were prompted to respond and those that did not answer initial inquiries were sent multiple follow-up requests to complete the survey. We relied on our direct suppliers to provide us with information regarding the source of 3TG contained in their materials and components, and they in turn similarly relied upon information provided by their suppliers.

Step 3. Design and Implement a Strategy to Respond to Identified Risks

We reviewed our suppliers’ responses for completeness and followed up with certain suppliers regarding their responses as necessary. Our overall due diligence efforts and findings are communicated as appropriate to relevant members of senior management and to the Audit Committee of our Board of Directors.

Step 4. Independent Third-Party Audit

We did not have a direct relationship with 3TG smelters and refiners and did not perform or direct audits of these entities that may be within our supply chain. RMI conducts smelter and refiner audits, which we support as a member of the Responsible Business Alliance. We have not conducted an independent private sector audit of this Report and none is required currently under the SEC Rule.

Step 5. Report Annually on Supply Chain Due Diligence

This Report constitutes our annual report on our 3TG due diligence and is available on our website at www.Generac.com/investorrelations, under SEC Filings and is filed with the SEC.

Results of Review

As described above, we conducted due diligence to determine the source of the 3TG used in our products. As part of that process, we sent requests to over 990 of our suppliers to disclose the smelters and refiners that processed the necessary 3TG in the products they supplied to us. Our suppliers identified approximately 734 different smelters and refiners through our due diligence process. Of those smelters, eight were identified as located in a Covered Country. Of the eight, five have been certified by RMI as conforming to Responsible Minerals Assurance Process and three named by our suppliers were neither “RMI Conformant” nor “RMI Active.”

Expected Future Actions

We have taken, and intend to take, the following steps to mitigate the risk that Conflict Minerals contained in our products could benefit armed groups in the DRC.

●	Review and update as appropriate our procedures for soliciting our supply chain regarding the source of 3TG.

●	Engage with suppliers and, as necessary, improve the participation of our suppliers and the content of supplier survey responses.

●	Continue to participate in the Responsible Business Alliance and support its efforts through the Responsible Minerals Initiative to certify conflict free smelters.

●	Monitor our suppliers as well as identified smelters to assess and respond to supply chain risks.

Caution Concerning Forward-Looking Statements

Certain statements in this report may be “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “intend(s),” “expects,” “plans,” “believes,” “estimates,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future plans, and any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from these forward-looking statements. As a result, these statements speak only as of the date they are made and we undertake no obligation to update or revise any forward-looking statement, except as required by federal securities laws.

Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: challenges associated with understanding our entire supply chain to reach the source of conflicts minerals; the effect to which economic or geopolitical conditions may affect the ability of us and our suppliers to investigate and identify the source of conflict minerals; and changes in law, regulations and the implementation of such laws and regulations concerning conflict minerals.